                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 SCHEDULE 14D-9
                                 (RULE 14D-101)

                   SOLICITATION/RECOMMENDATION STATEMENT UNDER
             SECTION 14(d)(4) OF THE SECURITIES EXCHANGE ACT OF 1934

                                   AVAYA INC.
--------------------------------------------------------------------------------
                            (Name of Subject Company)

                                   AVAYA INC.
--------------------------------------------------------------------------------
                      (Name of Person(s) Filing Statement)

                       Liquid Yield Option Notes due 2021
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    053499AA7
--------------------------------------------------------------------------------
                      (CUSIP Number of Class of Securities)

                             Pamela F. Craven, Esq.
                     Senior Vice President, General Counsel
                                  and Secretary
                                   Avaya Inc.
                               211 Mount Airy Road
                         Basking Ridge, New Jersey 07920
                                 (908) 953-6000
--------------------------------------------------------------------------------
                 (Name, address and telephone numbers of person
                authorized to receive notices and communications
                   on behalf of the persons filing statement)

                                   Copies to:

                               Akiko Mikumo, Esq.
                              Malcolm Landau, Esq.
                           Weil Gotshal & Manges, LLP
                                767 Fifth Avenue
                            New York, New York 10153
                                 (212) 310-8000

[__] Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

         On December 23, 2002, Avaya Inc. ("Avaya"), and Warburg, Pincus Equity Partners, L.P., Warburg, Pincus Netherlands Equity Partners I, C.V., Warburg, Pincus Netherlands Equity Partners II, C.V., and Warburg, Pincus Netherlands Equity Partners III, C.V. (collectively, the "Warburg Pincus Funds" and, together with Avaya, the "Offerors") commenced an exchange offer (the "Exchange Offer") for up to $660,542,000 aggregate principal amount at maturity of Avaya's outstanding Liquid Yield Option(TM)Notes due 2021 (the "LYONs"), representing approximately 70% of the outstanding LYONs.

         This Solicitation/Recommendation Statement on Schedule 14D-9 ("Schedule 14D-9") relates to the Exchange Offer. The Exchange Offer is being made pursuant to an Offer to Exchange/Prospectus dated December 23, 2002 and amended on January 13, 2003 (as amended and supplemented from time to time, the "Offer to Exchange/Prospectus").

ITEM 1. SUBJECT COMPANY INFORMATION.

         (a) The name of the subject company is Avaya Inc. Avaya's principal executive offices are located at 211 Mount Airy Road, Basking Ridge, New Jersey 07920, and Avaya's telephone number is (908) 953-6000.

         (b) The Exchange Offer is being made for Avaya's Liquid Yield Option(TM) Notes due 2021, which are convertible into shares of Avaya's common stock, par value $0.01. As of December 23, 2002, there was $943,632,000 aggregate principal amount at maturity of LYONs outstanding.

ITEM 2. IDENTITY AND BACKGROUND OF FILING PERSON.

         (a) This Schedule 14D-9 is being filed by the subject company, Avaya Inc. The business address of Avaya is 211 Mount Airy Road, Basking Ridge, New Jersey 07920 and the business telephone number of Avaya is (908) 953-6000.

         (d) Avaya and the Warburg Pincus Funds are the offerors in the Exchange Offer and have filed a Tender Offer Statement on Schedule TO, dated December 23, 2002 (as amended and supplemented, the "Schedule TO"). The Exchange Offer relates to Avaya's Liquid Yield Option(TM) Notes due 2021.

         The sole general partner of each of the Warburg Pincus Funds is Warburg, Pincus & Co. ("WP"), and each of the Warburg Pincus Funds is managed by Warburg Pincus LLC ("WP LLC"). The business address of each of the Warburg Pincus Funds, WP and WP LLC is 466 Lexington Avenue, New York, New York 10017, and the business telephone number of each of the Warburg Pincus Funds, WP and WP LLC is (212) 878-0600.

ITEM 3. PAST CONTACTS, TRANSACTIONS, NEGOTIATIONS AND AGREEMENTS.

         (d) The information set forth in (1) the Offer to Exchange/Prospectus under the caption "Relationship Between Avaya and the Warburg Pincus Funds" is incorporated herein by reference and (2) Avaya's Definitive Proxy Statement on
Schedule 14A, filed with the Securities and Exchange Commission on December 23, 2002, as amended, under the caption "Certain Relationships and Related Party Transactions" is incorporated herein by reference.

ITEM 4. THE SOLICITATION OR RECOMMENDATION.

         (a) The information set forth in the Offer to Exchange/Prospectus under the captions "Questions and Answers About the Exchange Offer - What Do Avaya's Board of Directors and the Warburg Pincus Funds Think of the Exchange Offer?", "Summary--Our Board of Director's Approval of the Exchange Offer" and "The Exchange Offer--Recommendation" is incorporated herein by reference.

         (b) The information set forth in the Offer to Exchange/Prospectus under the caption "The Offerors Reasons for Making The Exchange Offer" is incorporated herein by reference.

         (c) Not applicable.

ITEM 5. PERSON/ASSETS, RETAINED, EMPLOYED, COMPENSATED OR USED.

         (a) The information set forth in the Offer to Exchange/Prospectus under the caption "Fees and Expenses" is incorporated herein by reference.

ITEM 6. INTEREST IN SECURITIES OF SUBJECT COMPANY.

         (b) None.

ITEM 7. PURPOSES OF TRANSACTION AND PLANS OR PROPOSALS.

         (d) Avaya is not undertaking or engaged in any negotiations in response to the Exchange Offer that relate to:

             (i) a tender offer or other acquisition of Avaya's securities;

             (ii) any extraordinary transaction, such as a merger, reorganization or liquidation involving Avaya or any of its subsidiaries;

             (iii) any purchase, sale or transfer of a material amount of assets of Avaya or any of its subsidiaries; or

             (iv) any material change in the present dividend rate or policy, or indebtedness or capitalization of Avaya.

ITEM 8. ADDITIONAL INFORMATION.

         (b) None.

ITEM 9. EXHIBITS.

Exhibit (a)(1)(A)            Offer to Exchange/Prospectus, dated December 23,
                             2002 (incorporated by reference from Avaya's
                             Registration Statement on Form S-4 filed with the Securities and Exchange Commission on December 23,
                             2000, as amended (the "Exchange Offer Registration
                             Statement")).

Exhibit (a)(1)(B)            Letter of Transmittal relating to the Exchange
                             Offer (incorporated by reference from Exhibit 99.1 of the Exchange Offer Registration Statement).

Exhibit (a)(1)(C)            Form of Notice of Guaranteed Delivery (incorporated
                             by reference from Exhibit 99.2 of the Exchange
                             Offer Registration Statement).

Exhibit (a)(1)(D)            Form of Letter to Brokers (incorporated by
                             reference from Exhibit 99.3 of the Exchange Offer
                             Registration Statement).

Exhibit (a)(1)(E)            Form of Letter to Clients (incorporated by
                             reference from Exhibit 99.4 of the Exchange Offer
                             Registration Statement).

Exhibit (a)(1)(F)            Text of Press Release issued by Avaya Inc.,
                             dated December 23, 2002 (incorporated by reference to Exhibit 99.5 of the Exchange Offer Registration
                             Statement).

Exhibit (a)(1)(G)            Text of Press Release issued by Avaya Inc.,
                             dated January 13, 2003 (incorporated by reference to Exhibit 99.6 of the Exchange Offer Registration
                             Statement).

Exhibit (e)(1)               Preferred Stock and Warrant Purchase Agreement,
                             dated August 8, 2000, by and among Avaya Inc.,
                             Warburg, Pincus Equity Partners, L.P., Warburg,
                             Pincus Netherlands Equity Partners I, C.V.,
                             Warburg, Pincus Netherlands Equity Partners II,
                             C.V. and Warburg, Pincus Netherlands Equity
                             Partners III, C.V. (incorporated by reference from
                             Exhibit 10.17 of Avaya's Registration Statement on
                             Form 10 declared effective by the Securities and Exchange Commission on September 15, 2000).

Exhibit (e)(2)               Stock Purchase Agreement, dated as of March 10,
                             2002, by and among Avaya Inc., Warburg, Pincus
                             Equity Partners, L.P., Warburg, Pincus Netherlands
                             Equity Partners I, C.V., Warburg, Pincus
                             Netherlands Equity Partners II, C.V. and Warburg,
                             Pincus Netherlands Equity Partners III, C.V.
                             (incorporated by reference from Exhibit 10.1 of Avaya's Current Report on Form 8-K filed with the
                             Securities and Exchange Commission on March 11,
                             2002).

Exhibit (e)(3)               Conversion Agreement, dated as of March 10, 2002,
                             by and among Avaya Inc., Warburg, Pincus Equity
                             Partners, L.P., Warburg, Pincus Netherlands Equity
                             Partners I, C.V., Warburg, Pincus Netherlands
                             Equity Partners II, C.V. and Warburg, Pincus
                             Netherlands Equity Partners III, C.V.
                             (incorporated by reference from Exhibit 10.2 of Avaya's Current Report on Form 8-K filed with the
                             Securities and Exchange Commission on March 11,
                             2002).

Exhibit (e)(4)               Backstop Agreement, dated December 23, 2002, by
                             and among Avaya Inc., Warburg, Pincus Equity
                             Partners, L.P., Warburg, Pincus Netherlands Equity
                             Partners I, C.V., Warburg, Pincus Netherlands
                             Equity Partners II, C.V. and Warburg, Pincus
                             Netherlands Equity Partners III, C.V.
                             (incorporated by reference from Exhibit 10.33 of the Exchange Offer Registration Statement).

Exhibit (e)(5)               Amendment No. 1 to the Backstop Agreement, dated
                             January 13, 2003, by and among Avaya Inc.,
                             Warburg, Pincus Equity Partners, L.P., Warburg,
                             Pincus Netherlands Equity Partners I, C.V.,
                             Warburg, Pincus Netherlands Equity Partners II,
                             C.V. and Warburg, Pincus Netherlands Equity
                             Partners III, C.V. (incorporated by reference from Exhibit 10.34 of the Exchange Offer
                             Registration Statement).

                                    SIGNATURE

         After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement on Schedule 14D-9 is true, complete and correct.

                                 AVAYA INC.

                                 By: /s/ Garry K. McGuire
                                    -------------------------------------------
                                 Name:  Garry K. McGuire
                                 Title: Chief Financial Officer and Senior
                                        Vice President, Operations

Dated:   January 13, 2003

                                  EXHIBIT INDEX

NO.                          EXHIBIT
---                          -------

Exhibit (a)(1)(A) Offer to Exchange/Prospectus, dated December 23, 2002 (incorporated by reference from Avaya's Registration Statement on Form S-4 filed with the Securities and Exchange Commission on December 23, 2000, as amended (the "Exchange Offer Registration Statement")).

Exhibit (a)(1)(B)            Letter of Transmittal relating to the Exchange
                             Offer (incorporated by reference from Exhibit 99.1 of the Exchange Offer Registration Statement).

Exhibit (a)(1)(C)            Form of Notice of Guaranteed Delivery
                             (incorporated by reference from Exhibit 99.2 of the Exchange Offer Registration Statement).

Exhibit (a)(1)(D)            Form of Letter to Brokers (incorporated by
                             reference from Exhibit 99.3 of the Exchange Offer
                             Registration Statement).

Exhibit (a)(1)(E)            Form of Letter to Clients (incorporated by
                             reference from Exhibit 99.4 of the Exchange Offer
                             Registration Statement).

Exhibit (a)(1)(F)            Text of Press Release issued by Avaya Inc.,
                             dated December 23, 2002 (incorporated by reference to Exhibit 99.5 of the Exchange Offer Registration
                             Statement).

Exhibit (a)(1)(G)            Text of Press Release issued by Avaya Inc.,
                             dated January 13, 2003 (incorporated by reference to Exhibit 99.6 of the Exchange Offer Registration
                             Statement).

Exhibit (e)(1)               Preferred Stock and Warrant Purchase Agreement,
                             dated August 8, 2000, by and among Avaya Inc.,
                             Warburg, Pincus Equity Partners, L.P., Warburg,
                             Pincus Netherlands Equity Partners I, C.V.,
                             Warburg, Pincus Netherlands Equity Partners II,
                             C.V. and Warburg, Pincus Netherlands Equity
                             Partners III, C.V. (incorporated by reference from
                             Exhibit 10.17 of Avaya's Registration Statement on
                             Form 10 declared effective by the Securities and Exchange Commission on September 15, 2000).

Exhibit (e)(2)               Stock Purchase Agreement, dated as of March 10,
                             2002, by and among Avaya Inc., Warburg, Pincus
                             Equity Partners, L.P., Warburg, Pincus Netherlands
                             Equity Partners I, C.V., Warburg, Pincus
                             Netherlands Equity Partners II, C.V. and Warburg,
                             Pincus Netherlands Equity Partners III, C.V.
                             (incorporated by reference from Exhibit 10.1 of Avaya's Current Report on Form 8-K filed with the
                             Securities and Exchange Commission on March 11,
                             2002).

Exhibit (e)(3)               Conversion Agreement, dated as of March 10, 2002,
                             by and among Avaya Inc., Warburg, Pincus Equity
                             Partners, L.P., Warburg, Pincus Netherlands Equity
                             Partners I, C.V., Warburg, Pincus Netherlands
                             Equity Partners II, C.V. and Warburg, Pincus

                             Netherlands Equity Partners III, C.V.
                             (incorporated by reference from Exhibit 10.2 of Avaya's Current Report on Form 8-K filed with the Securities and Exchange Commission on March 11,
                             2002).

Exhibit (e)(4)               Backstop Agreement, dated December 23, 2002, by
                             and among Avaya Inc., Warburg, Pincus Equity
                             Partners, L.P., Warburg, Pincus Netherlands Equity
                             Partners I, C.V., Warburg, Pincus Netherlands
                             Equity Partners II, C.V. and Warburg, Pincus
                             Netherlands Equity Partners III, C.V.
                             (incorporated by reference from Exhibit 10.33 of the Exchange Offer Registration Statement).

Exhibit (e)(5)               Amendment No. 1 to the Backstop Agreement, dated
                             January 13, 2003, by and among Avaya Inc.,
                             Warburg, Pincus Equity Partners, L.P., Warburg,
                             Pincus Netherlands Equity Partners I, C.V.,
                             Warburg, Pincus Netherlands Equity Partners II,
                             C.V. and Warburg, Pincus Netherlands Equity
                             Partners III, C.V. (incorporated by reference from
                             Exhibit 10.34 of the Exchange Offer Registration
                             Statement).